Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

THE ADT CORPORATION

The original Certificate of Incorporation of The ADT Corporation, a corporation organized and existing under the laws of Delaware (the “Corporation”), was filed with the Secretary of State of the State of Delaware on January 18, 2012 under the name The ADT Corporation (the “Original Certificate of Incorporation”). In an action taken by the Board of Directors of the Corporation a resolution was duly adopted pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, setting forth this Amended and Restated Certificate of Incorporation and declaring this Amended and Restated Certificate of Incorporation to be advisable. The stockholders of the Corporation duly approved and adopted this Second Amended and Restated Certificate of Incorporation by written consent in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

The Original Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME OF CORPORATION

The name of the Corporation is The ADT Corporation.

ARTICLE II

REGISTERED OFFICE

The registered agent and address of the registered office of the Corporation in the State of Delaware is CT Corporation, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). The Corporation is to have perpetual existence.

ARTICLE IV

CAPITAL STOCK

Section 1: Authorized Shares. The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 1,050,000,000, which shall be divided into two classes as follows:

1. 1,000,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”); and

2. 50,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

Such stock may be issued from time to time by the Corporation for such consideration as may be fixed by the Board of Directors of the Corporation. The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further stockholder approval, the terms and rights of that series, including the number of shares of the series and relative voting rights, designation, dividend rates, liquidation, and other rights, preferences, qualifications and limitations thereof as are not inconsistent with this Amended and Restated Certificate of Incorporation or any amendment hereto, and as may be permitted by the DGCL. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Section 2: Capital Stock.

A. Each holder of record of Common Stock shall have one vote for each share of Common Stock which is outstanding in his, her or its name on the books of the Corporation and which is entitled to vote. In the election of directors, each stockholder shall be entitled to cast for any one candidate no greater number of votes than the number of shares held by such stockholder; no stockholder shall be entitled to cumulate votes on behalf of any candidate for a directorship. Except as otherwise required by law, holders of record of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

B. Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to such series).

C. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid ratably on the Common Stock out of the assets of the Corporation which are by legally available for this purpose at such times and in such amounts as the Board of Directors in its discretion shall determine.

D. Upon the dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

E. The number of authorized shares of Preferred Stock and Common Stock may be increased (but not above the total number of authorized shares of the class) or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor.

F. No holder of the Corporation’s Common Stock will have any preemptive right to subscribe for any shares of capital stock issued in the future.

ARTICLE V

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS

A. Except as expressly provided in this Amended and Restated Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware and this Amended and Restated Certificate of Incorporation, and all rights and powers conferred herein upon stockholders and directors are granted subject to this reservation.

B. In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the by-laws of the Corporation (as in effect from time to time, the “By-Laws”) without the assent or vote of the stockholders, in any manner not inconsistent with the laws of the State of Delaware or this Amended and Restated Certificate of Incorporation; provided that no provision of the By-Laws hereafter adopted shall invalidate any prior act of the Board of Directors that would have been valid if such provisions had not been adopted.

ARTICLE VI

BOARD OF DIRECTORS

A. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors. The Board of Directors may adopt such rules and regulations not inconsistent with this Amended and Restated Certificate of Incorporation, the By-laws or applicable law, as it may deem proper for the conduct of its meetings and the management of the Corporation. In addition to the powers conferred by this Amended and Restated Certificate of Incorporation and the By-laws, the Board of Directors may exercise all powers and perform all acts that are not required, by this Amended and Restated Certificate of Incorporation, the By-laws or applicable law, to be exercised or performed by the stockholders of the Corporation.

B. Except as otherwise provided for or fixed pursuant to the provisions of Article IV of this Amended and Restated Certificate of Incorporation (including any certificate of designations) relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors constituting the entire Board of Directors shall be not less than two (2) directors or more than twelve (12) directors, the exact number of directors to be determined from time to time exclusively by resolution adopted by the Board of Directors. A director shall hold office until the next annual meeting of stockholders of the Corporation and until his or her successor is elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any director may resign at any time upon written notice to the Corporation.

C. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding, any newly-created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy or newly created directorship shall hold office until the next annual meeting of stockholders of the Corporation and until his or her successor is elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

D. Any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be) may be removed at any time either with or without cause by the affirmative vote of a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting as a single class.

E. Elections of directors need not be by written ballot unless the By-laws shall so provide.

F. During any period when the holders of any series of Preferred Stock have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

ARTICLE VII

LIMITATION OF DIRECTOR LIABILITY

A. To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders.

B. Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation existing at the time of such amendment, repeal, adoption or modification.

ARTICLE VIII

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING, SPECIAL MEETING OF

STOCKHOLDERS

A. Any action required or permitted to be taken by the holders of the Common Stock of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designations relating to such series of Preferred Stock. Delivery made to the Corporation’s registered office shall be made by hand, overnight courier or by certified or registered mail, return receipt requested.

B. Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board of Directors, the Chairman of the Board of Directors or a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in the By-laws, include the power to call such meetings.